UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Oplink Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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OPLINK COMMUNICATIONS, INC.

3469 North First Street

San Jose, CA 95134-1803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 14, 2003

TO THE STOCKHOLDERS OF OPLINK COMMUNICATIONS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OPLINK COMMUNICATIONS, INC., a Delaware corporation (the “Company”), will be held on Friday, November 14, 2003 at 10:00 a.m. local time at 3469 North First Street, San Jose, CA 95134-1803 for the following purposes:

(1)  To elect three (3) directors to hold office until the 2006 Annual Meeting of Stockholders.

(2)  To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending June 30, 2004.

(3)  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on September 24, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Eric C. Jensen

Secretary

San Jose, California

October 14, 2003

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

OPLINK COMMUNICATIONS, INC.

3469 North First Street

San Jose, CA 95134-1803

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

November 14, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Oplink Communications, Inc., a Delaware corporation (“Oplink” or the “Company”), for use at the Annual Meeting of Stockholders to be held on November 14, 2003, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3469 North First Street, San Jose, CA 95134-1803. The Company intends to mail this proxy statement and accompanying proxy card on or about October 14, 2003 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s common stock (the “Common Stock”) beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of Common Stock at the close of business on September 24, 2003 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 24, 2003 the Company had outstanding and entitled to vote 144,209,296 shares of Common Stock.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and, with respect to proposals other than the election of directors “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 3469 North First Street, San Jose, CA 95134-1803, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2004 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is June 16, 2004. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business on August 16, 2004 nor earlier than the close of business on July 17, 2004. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of six members. There are three directors in the class whose term of office expires in 2003. Each nominee listed below is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2006 annual meeting and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting. The age specified for each nominee and director is as of July 31, 2003.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2006 ANNUAL MEETING

Jesse W. Jack

Mr. Jesse W. Jack, age 67, has been a member of our Board of Directors since July 2002. Since January 2003, Mr. Jack has been self-employed as an attorney with The Law Offices of Jesse Jack. Since March 2003, Mr. Jack has also been the Vice President and General Counsel for I-Bus Corporation, a privately held company. From 1994 until January 2003, Mr. Jack was a partner in the law firm of Jack & Keegan, a California Limited Liability Partnership. Mr. Jack served on the board of directors of The Parkinson’s Institute from 1988 through 2000. Mr. Jack received his B.S. from California State University, San Jose and his J.D. from Hastings College of Law.

Leonard J. LeBlanc

Mr. Leonard J. LeBlanc, age 62, has been a member of our Board of Directors since July 2000. Since August 2000, Mr. LeBlanc has been on the Board of Directors of eBest Inc. and since February 2001 has been Vice President of Corporate Development and Acting Chief Financial Officer of eBest Inc., a private software company providing collaborative business management solutions. Mr. LeBlanc was the Executive Vice President and Chief Financial Officer of Vantive Corporation, a customer relationship management software and solution company, from August 1998 to January 2000. From March 1996 to July 1997, Mr. LeBlanc was the Executive Vice President of Finance and Administration and Chief Financial Officer at Infoseek Corporation, an Internet search and navigation company. From September 1993 to December 1994, Mr. LeBlanc served as Senior Vice President, Finance and Administration of GTECH Corporation, a manufacturer of lottery equipment and systems. From May 1987 to December 1992, Mr. LeBlanc served as Executive Vice President, Finance and Administration and Chief Financial Officer of Cadence Design Systems, Inc., an electronic design automation software company. Mr. LeBlanc also serves on the board of directors of AXT, Inc., a company involved with the manufacture and sale of high-performance compound semiconductor substrates. Mr. LeBlanc received his B.S. and M.S. from the College of Holy Cross, and his master’s degree in finance from George Washington University.

Joseph Y. Liu

Mr. Joseph Y. Liu, age 52, is one of our founders and has served as our Chief Executive Officer, President and a member of our Board of Directors since October 2002. Previously, Mr. Liu was a board member from August 2002 to October 2002. Mr. Liu was our Chief Executive Officer from September 1999 to November 2001. Mr. Liu was our Chairman of the Board of Directors from November 2001 to August 2002 and since our inception in 1995 through May 2000. From 1994 to 1995, Mr. Liu was the General Partner of Techlink Technology Ventures. Prior to 1994, Mr. Liu spent ten years as Chairman and Chief Executive Officer of Techlink Semiconductor and Equipment Corp., a semiconductor equipment and technology company. Mr. Liu also serves as a director of InterVideo, Inc., a DVD software provider. Mr. Liu received his B.S. from Chinese Cultural University, Taiwan and his M.S. from California State University, Chico.

THE BOARD OF DIRECTORS RECOMMENDS  A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2004 ANNUAL MEETING

Allen Hsu

Mr. Allen Hsu, age 50, has been a member of our Board of Directors since September 2002. Since May 1998, Mr. Hsu has served as chairman of Paclink Management Corporation, a venture capital management firm. Since 1990, Mr. Hsu has been a Deputy Managing Director of Yulon Group, an industrial conglomerate based in Taiwan. Mr. Hsu serves on the boards of directors of Taiwan Mask Corporation, Altek Corporation, Myson-Century Inc., Programmable Microelectronics (Taiwan) Corporation, Antek Semiconductors Corporation and Anachip Corporation. Mr. Hsu received his B.S. in Management Science from National Chiao-Tung University and an M.B.A. from National Cheng-Chi University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING

Chieh Chang

Mr. Chieh Chang, age 51, has been a member of our Board of Directors since September 1995. Since February 2003, Mr. Chang has served as Vice Chairman of Programmable Microelectronics Company, Inc., a fabless semiconductor design company, and from February 2000 to February 2003, as its Chief Executive Officer. From April 1992 to August 1996, Mr. Chang was the Director of Technology at Cirrus Logic, Inc., a semiconductor company. Mr. Chang received his B.S. in Electrical Engineering from the National Taiwan University and his M.S. in Electrical Engineering from UCLA.

Herbert Chang

Mr. Herbert Chang, age 41, has been a member of our Board of Directors since August 1996 and became the chairman of the board in August 2002. Since April 1996, Mr. Chang has been President of InveStar Capital Inc., a technology venture capital management firm based in Taiwan. From 1994 to 1996, Mr. Chang was Senior Vice President at WK Technology Fund, a venture capital fund. Mr. Chang serves on the board of directors of Marvell Technology Group Ltd., a manufacturer of integrated circuits for communications-related markets, and Vialta, Inc., a home entertainment and communications products company. Mr. Chang received his B.S. from National Taiwan University and his M.B.A. from National Chiao-Tung University in Taiwan.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended June 30, 2003 the Board of Directors held 13 meetings and acted by unanimous written consent 3 times. The Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The Audit Committee oversees the Company’s corporate accounting and financial reporting process. The Audit Committee’s duties include meeting with the Company’s independent auditors at least quarterly to review the results of the quarterly review and annual audit and the financial statements; hiring and terminating the Company’s independent auditors and determining the scope and terms of any such engagement; overseeing the independence of the independent auditors; evaluating the independent auditors’ performance; reviewing and approving related party transactions; and receiving and considering the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors: Chieh Chang, Jesse W. Jack and Leonard J. LeBlanc. Mr. LeBlanc serves as Chairman of the Audit Committee. The Audit Committee met 9 times during our last fiscal year and did not act by unanimous written consent. After a full review and analysis, the Board of Directors reaffirmed that each member of the Audit Committee is independent in accordance with the independence requirements of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (the “SEC”), as such requirements are defined as of the mailing date of this proxy statement. The Board of Directors has also determined that at least one member of the Audit Committee, Mr. LeBlanc, is an “audit committee financial expert” (as defined by SEC rules and regulations).

The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company’s stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee is composed of three non-employee directors: Chieh Chang, Herbert Chang and Allen Hsu. Mr. Herbert Chang serves as Chairman of the Compensation Committee. It met one time during our last fiscal year and acted by unanimous written consent three times.

The Nominating and Corporate Governance Committee identifies, evaluates and recommends candidates for membership on the Company’s Board of Directors and committees thereof and oversees the Company’s corporate governance procedures. The Nominating and Corporate Governance Committee has not yet determined whether it will consider nominees recommended by stockholders or, if so, what procedures stockholders should follow in submitting recommendations. The Nominating and Corporate Governance Committee is composed of two non-employee directors: Herbert Chang and Jesse W. Jack. Mr. Herbert Chang serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was formed in August 2002 and did not meet or act by written consent during our last fiscal year.

During the fiscal year ended June 30, 2003, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Board of Directors adopted the charter of the Audit Committee in July 2000, and amended the charter in September 2002. Each member of the Audit Committee is independent in accordance with the independence requirements of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”), as such requirements are defined as of the mailing date of this proxy statement. The

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

members of the Audit Committee also comply with the experience requirements of the Nasdaq Stock Market and SEC rules and regulations, as such requirements are defined as of the mailing date of this proxy statement.

The Audit Committee is responsible for recommending to the Board of Directors that the Company’s financial statements be included in the Company’s annual report. The Audit Committee took a number of steps in making this recommendation for fiscal year 2003. First, PricewaterhouseCoopers LLP, the Company’s independent auditors for fiscal year 2003, communicated to and discussed with the Audit Committee those matters that are required to be discussed under applicable auditing standards, including information regarding the scope and results of the audit and the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed PricewaterhouseCoopers LLP’s independence from the Company with PricewaterhouseCoopers LLP and received written disclosure from PricewaterhouseCoopers LLP concerning independence as required under applicable independence standards for auditors of public companies, including the matters in the written disclosures required by the Independence Standards Board of Directors Standards No. 1 (Independence Discussion with Audit Committees). This discussion and disclosure informed the Audit Committee of PricewaterhouseCoopers LLP’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with Company management and PricewaterhouseCoopers LLP, the Company’s audited consolidated balance sheets at June 30, 2003 and 2002, and consolidated statements of operations, cash flows and stockholders’ equity for each of the years ended June 30, 2003, 2002 and 2001. Based on the discussions with PricewaterhouseCoopers LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that these financial statements be included in the Company’s 2003 Annual Report on Form 10-K for filing with the SEC.

The Audit Committee:
Leonard J. LeBlanc, Chairman
Chieh Chang
Jesse W. Jack

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors on behalf of the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

AUDITOR’S FEES

AUDIT FEES.    During the fiscal year ended June 30, 2003, the aggregate fees billed by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for such fiscal year and for the review of the Company’s interim financial statements was $287,500.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES.    During the fiscal year ended June 30, 2003, the Company did not incur any fees for information technology consulting from PricewaterhouseCoopers LLP.

ALL OTHER FEES.    During fiscal year ended June 30, 2003, the aggregate fees billed by PricewaterhouseCoopers LLP for professional services other than audit and information technology consulting fees was $116,700, which consists primarily of approximately $61,000 of services provided in connection with the previously proposed merger with Avanex Corporation and approximately $47,000 of tax preparation services.

The Audit Committee has determined the rendering of all other non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the auditor’s independence.

During the fiscal year ended June 30, 2003, only full-time permanent employees of PricewaterhouseCoopers LLP worked on the Company’s financial audit.

THE BOARD OF DIRECTORS, ON BEHALF OF THE AUDIT COMMITTEE, RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of July 31, 2003 by: (i) each director and nominee for director; (ii) each of the Named Executive Officers (as defined under the section entitled “Compensation of Executive Officers;” (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Oplink Communications, Inc., 3469 North First Street, San Jose, California 95134.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Directors and Executive Officers
Joseph Y. Liu (2)	1,461,758	1.0%
Bruce D. Horn (3)	791,360	*
River Gong (4)	484,732	*
ChiehChang (5)	6,083,983	4.3%
Herbert Chang (6)	23,112,599	16.2%
Allen Hsu (7)	7,882,536	5.5%
Jesse W. Jack (8)	60,083	*
Leonard J. LeBlanc (9)	140,312	*
All executive officers and directors as a group (9 persons) (10)	40,017,363	27.5%
Former Executive Officers
Frederick R. Fromm (11)	2,001,940	1.4%
Weizhong Li (12)	2,431,749	1.7%
Jingyu Xu (13)	1,546,522	1.1%
5% Stockholders
Chao-Jung and Chen Hwa Chang (14)	14,081,000	9.9%
Hui-Chuan and H.S. Liu (15)	12,533,336	8.8%
The InveStar Entities (16)	22,513,808	15.8%
LeRoy C. Kopp and Kopp Investment Advisors, Inc. (17)	11,681,140	8.2%
Paclink Entities(18)	7,833,328	5.5%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 142,173,989 shares outstanding on July 31, 2003, adjusted as required by rules promulgated by the SEC.

(2)	Includes 1,145,833 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2003.

(3)	Includes 788,020 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2003.

(4)	Includes 391,147 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2003.

(5)	Includes 104,583 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2003 and 5,179,400 shares held in the Chieh and Lily Chang Trust, for which Mr. and Mrs. Chang serve as trustees.

(6)	Includes 598,791 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2003 and 22,513,808 shares held by the InveStar Entities (as defined in footnote 16). Mr. Chang is the Managing Partner of Forefront Venture Partners, L.P. and the President of InveStar Capital, Inc., the management company for InveStar Burgeon Venture Capital, Inc., InveStar Dayspring Venture Capital, Inc. and InveStar Excelsus Venture Capital (Int’l), Inc., LDC. Mr. Chang has voting and investment control over the shares. Mr. Chang disclaims beneficial ownership of the shares held by the InveStar Entities, except to the extent of his pecuniary or partnership interests.

(7)	Consists of 49,208 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2003 and 7,833,328 shares held by the Paclink Entities (as defined in footnote 18). Mr. Hsu is Chairman of Paclink Management Corporation, the management company for Tai Yuen Venture Capital Investment Corp., Paclink Fund, Fu Yu Venture Cayman Capital Fund, and Fu Yu Venture Capital Investment Corporation. Mr. Hsu disclaims beneficial ownership of the shares held by the Paclink Entities, except to the extent of his pecuniary or partnership interests.

(8)	Includes 60,083 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2003.

(9)	Includes 140,312 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2003. Excludes 1,000 shares registered in the name of Steven LeBlanc, Mr. LeBlanc’s son. Mr. LeBlanc disclaims beneficial ownership as to such shares.

(10)	Includes 3,277,977 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2003.

(11)	Includes 2,000,000 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2003 and 1,940 shares registered in the name of Charlene Fromm. Charlene Fromm is Mr. Fromm’s wife. Mr. Fromm ceased to be a director, officer and employee of the Company in October 2002.

(12)	Includes 1,251,249 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2003. Mr. Li ceased to be an officer and employee in July 2003.

(13)	Includes 439,930 shares issuable upon the exercise of options that will be exercisable within 60 days of July 31, 2003. Mr. Xu ceased to be an officer and employee in July 2003.

(14)	Reflects information filed with the Securities and Exchange Commission on Schedule 13G on February 12, 2001 by Chao-Jung Chang and Chen Hwa Chang.

(15)	Reflects information filed with the Securities and Exchange Commission on Schedule 13G on February 12, 2001 by Hui Chuan Liu and H.S. Liu.

(16)	Consists of 14,890,448 shares owned by InveStar Burgeon Venture Capital, Inc., 1,400,000 shares owned by InveStar Dayspring Venture Capital, Inc., 3,648,896 shares owned by InveStar Excelsus Venture Capital (Int’l), Inc., LDC, and 2,574,464 shares owned by Forefront Venture Partners, L.P. (collectively the “InveStar Entities”). The address for the InveStar Entities is Room 1201, 12 Fl., 333 Keelung Road, Sec. 1, Taipei, Taiwan.

(17)	Consists of 1,589,000 shares that may be deemed beneficially owned by LeRoy C. Kopp and 10,092,140 shares owned by clients of Kopp Investment Advisors, Inc. Kopp Investment Advisors, Inc. is wholly-owned by Kopp Holding Company, which is wholly owned by Mr. Kopp. The address for LeRoy C. Kopp and Kopp Investment Advisors, Inc. is 7701 France Avenue South, Suite 500, Edina, MN 55435.

(18)	Consists of 3,666,664 shares owned by Paclink Fund, 2,916,664 shares owned by Tai Yuen Venture Capital Investment Corp., 750,000 shares owned by Fu Yu Venture Capital Investment Corporation and 500,000 shares owned by Fu Yu Cayman Venture Capital Fund (collectively the “Paclink Entities”).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2003 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that two reports, covering an aggregate of two transactions related to the grant of a stock option, were filed late by Mr. Jack and Mr. Hsu.

EXECUTIVE OFFICERS OF THE COMPANY

The names of the executive officers of the Company and certain information about them, including their ages as of July 31, 2003, are set forth below:

Name	Age	Position
Joseph Y. Liu	52	Chief Executive Officer, President and Director
Bruce D. Horn	52	Chief Financial Officer and Treasurer
River Gong	40	Vice President, Sales
Xinglong Wang	38	Vice President, Operations

Biographical information about Mr. Liu is set forth under Proposal 1 above.

Bruce D. Horn has served as our Chief Financial Officer and Treasurer since April 2000. Prior to joining Oplink, Mr. Horn was a consultant at The Brenner Group, a consulting firm, from February 2000 to April 2000. From January 1993 to February 2000, Mr. Horn was the Vice President of Finance and Chief Financial Officer, and from March 1991 to January 1993 he was Director of Finance and Chief Financial Officer, of Larscom Incorporated, a telecommunications company. Mr. Horn received his B.A. in Accounting from the University of Northern Iowa, and his M.B.A. in Finance from California State University at Hayward.

River Gong has served as our Vice President of Sales since February 2003. From January 2001 to February 2003, Ms. Gong served as our Senior Director of Sales, from May 1999 to January 2001 she was Director of Sales, and from January 1998 to May 1999 she was Sales Manager. Prior to joining Oplink, Ms. Gong was Division Manager and Sales Manager of MP Fiber Optics (now Global Opticom), a fiber optics company, from January 1995 to December 1997. Prior to that, she was an architect in China for five years. Ms. Gong received her B.S. in Architecture from Harbin Institute University.

Xinglong Wang has served as our Vice President of Operations since July 2003. From September 2001 to July 2003, Mr. Wang was Director of New Product Introduction Components, and from August 1999 to September 2001 he was Director of Manufacturing Operations, of JDS Uniphase Corporation, a fiber optics company. From September 1996 to August 1999, Mr. Wang was Manager of Operations of Kaifa Technology (now JDS Uniphase). Mr. Wang received his Ph.D., M.S. and B.S. in Optical Engineering from Tianjin University in China.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

Each non-employee director of the Company receives an annual retainer of $20,000, payable on a quarterly basis. In the fiscal year ended June 30, 2003 the total compensation paid to non-employee directors was $75,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

Each non-employee director of the Company also receives stock option grants under the 2000 Equity Incentive Plan (the “2000 Plan”). Option grants under the 2000 Plan are non-discretionary. On the day after each annual meeting of stockholders, each non-employee director who is elected at such annual meeting will automatically be granted an option to purchase 72,000 shares of Common Stock of the Company under the 2000 Plan. These grants will vest over a three-year period on a monthly basis. Any non-employee director who is elected or appointed to the Board of Directors during a three-year term will automatically be granted an option to purchase a pro rata portion of shares based on the number of months remaining in the term. The exercise price of options granted under the 2000 Plan will be equal to the fair market value of the Common Stock on the date of the option grant. The term of options granted is ten years and must be exercised within two years after the optionee ceases providing services to the Company, but in no event later than the expiration of the option’s term. In the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company’s assets or other change-in-control transaction involving the Company, each option held by a non-employee director granted under the automatic provisions of the 2000 Plan shall immediately vest in full.

Effective October 2002, in addition to the above automatic option grants to non-employee directors under the Company’s 2000 Plan, non-employee directors also are entitled to receive an option to purchase 15,000 shares of Common Stock under the 2000 Plan for each committee (other than special committees established for certain limited purposes) on which a non-employee director is appointed to serve, or was serving as of such date. These additional option grants vest on a monthly basis over a two-year period and are subject to acceleration of vesting upon a change-in-control transaction and the two-year post-termination exercise period available to directors as described above. Each of the non-employee directors also received a one-time grant of an option to purchase 40,000 shares of Common Stock in October 2002.

The following table sets forth information with respect to stock option grants made in the last fiscal year to the Company’s non-employee directors:

Name	Number of Securities Underlying Options Granted	Exercise Price ($/Sh)
Chieh Chang	70,000	$0.60
Chieh Chang	72,000	$0.88
Herbert Chang	70,000	$0.60
Herbert Chang	72,000	$0.88
Leonard LeBlanc	55,000	$0.60
Jesse Jack	70,000	$0.60
Jesse Jack	32,000	$0.66
Jesse Jack	15,000	$0.99
Allen Hsu	55,000	$0.60
Allen Hsu	52,000	$0.62
Allen Hsu	15,000	$0.99

The exercise price for all grants is the closing price of the Company’s Common Stock on the Nasdaq National Market on the date of grant. No options had been exercised by directors in the last fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended June 30, 2001, 2002 and 2003, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers at June 30, 2003, and certain former executive officers (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)	Other Compensation ($)
Joseph Y. Liu (1) President and Chief Executive Officer	2003 2002 2001	103,269 77,726 160,000	— — —	— — —		5,000,000 1,500,000 —	810 — —	(5)

Bruce D. Horn Chief Financial Officer and Treasurer	2003 2002 2001	225,000 225,000 167,308	— — —	— — —		— 750,000 175,000	— — —

River Gong Vice President, Sales	2003 2002 2001	128,750 130,000 80,192	— — —	61,057 97,770 186,443	(6) (6) (6)	— 200,000 125,000	— — —

Former Executive Officers

Frederick R. Fromm (2) Former President and Chief Executive Officer	2003 2002 2001	151,154 313,000 230,769	— — —	40,615 61,785 59,000	(8) (8) (8)	— 3,000,000 2,000,000	690,646 — —	(7)

Weizhong Li (3) Former Chief Technology Officer	2003 2002 2001	127,884 150,000 125,769	— — 3,975	— — —		— 500,000 —	15,865 — —	(7)

Jingyu Xu (4) Former Senior Vice President, Engineering	2003 2002 2001	146,769 176,539 148,077	— 3,020 14,000	11,728 3,351 —	(9) (9)	— 200,000 100,000	19,038 — —	(7)

(1)	Mr. Liu resigned as Chief Executive Officer and an employee in November 2001 and therefore, the amount for fiscal 2002 is for less than a full year. Mr. Liu became President and Chief Executive Officer in October 2002 and therefore, the amount for fiscal 2003 is for less than a full year.
(2)	Mr. Fromm was hired in July 2000 and therefore, the amount for fiscal 2001 is for less than a full year. Mr. Fromm ceased to be a director, officer and employee in October 2002 and therefore, the amount for fiscal 2003 is for less than a full year.
(3)	Mr. Li ceased to be an officer and employee in July 2003.
(4)	Mr. Xu ceased to be an officer and employee in July 2003.
(5)	Represents a waiver for medical insurance.
(6)	Represents commission pay.
(7)	Represents severance pay.
(8)	Represents relocation reimbursement.
(9)	Represents hardship allowance.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of June 30, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (1)
Equity compensation plans approved by security holders (2)	20,460,615	$2.1599	46,003,790
Equity compensation plans not approved by security holders	—	—	—

Total	20,460,615		46,003,790

(1)	Each year on January 1, starting January 1, 2001 and ending January 1, 2010, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the 2000 Plan is automatically increased by the greater of the total number of shares of Common Stock for which stock options, stock bonuses and stock purchase rights were granted in the preceding year, or 5.0% of the total number of shares of Common Stock outstanding on that date (or a lesser amount as determined by the Board of Directors for each year). Each year on January 1, starting January 1, 2001 and ending January 1, 2010, the aggregate number of shares of Common Stock that may be issued under the 2000 Employee Stock Purchase Plan (the “ESPP”) is automatically increased by the greater of the total number of shares issued under the ESPP during the preceding calendar year or 1.5% of the number of shares of Common Stock outstanding on that date (or a lesser amount as determined by the Board of Directors for each year). Excludes the securities reflected in the first column of this table.
(2)	These plans consist of: (i) the 1995 Stock Option Plan (the “1995 Plan”), (ii) the 1998 Stock Option Plan (the “1998 Plan”), (iii) the 2000 Plan and (iv) the ESPP.

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under its 2000 Plan and, previously, under the 1998 Plan and 1995 Plan. As of August 31, 2003, options to purchase a total of 19,565,455 shares were outstanding under the 2000, 1998 and 1995 Plans (the “Plans”) and options to purchase 39,085,561 shares remained available for grant under the Plans. The term of options granted is generally ten years.

The following tables show for the fiscal year ended June 30, 2003, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (#)	Individual Grants				Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
		% of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price ($/Sh)		Market Value on Grant Date
							0% ($)	5% ($)	10% ($)
Joseph Y. Liu	5,000,000	95.5%	$0.663	(2)	$0.78	11/1/2012	$585,000	$3,042,000	$6,786,000
Bruce D. Horn	—	—	—		—	—	—	—	—
River Gong	—	—	—		—	—	—	—	—

Former Executive Officers
Frederick R. Fromm	—	—	—		—	—	—	—	—
Weizhong Li	—	—	—		—	—	—	—	—
Jingyu Xu	—	—	—		—	—	—	—	—

(1)	The total number of shares subject to options granted to employees of the Company in fiscal 2003 was 5,235,000.

(2)	The exercise price per share is equal to 85% of the closing price of the Company’s Common Stock as reported on the Nasdaq Stock Market on the date of grant.

(3)	The potential realizable value is calculated based on the exercise price of options granted in fiscal 2003, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC, and do not represent the Company’s estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holders’ continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at June 30, 2003 ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph Y. Liu	—	—	833,333	4,166,667	930,833	4,654,167
Bruce D. Horn	312,500	229,968	686,457	626,043	17,500	472,500
River Gong	—	—	363,335	171,667	357,778	144,025

Former Executive Officers
Frederick R. Fromm	3,000,000	1,971,958	2,000,000	—	—	—
Weizhong Li	410,000	295,400	1,178,749	281,251	1,905,799	315,001
Jingyu Xu	440,000	341,600	356,596	83,334	170,171	135,834

(1)	The “Value Realized” is based on the closing price of the Company’s Common Stock as quoted on the Nasdaq National Market on the date of exercise, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

(2)	Market value of the underlying securities is based on the closing price of $1.78 of the Company’s Common Stock on June 30, 2003 with respect to in-the-money options (i.e. options with an exercise price less than the market value), less the exercise price payable for such shares.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

We have entered into an executive corporate event agreement with Mr. Liu that provides for full acceleration of all unvested options, a severance payment in the amount of $300,000 and payment by us of the COBRA premiums necessary to continue Mr. Liu’s health insurance benefits for up to twelve months following his employment termination date, upon his termination of employment by the Company without cause or Mr. Liu’s voluntary termination with good reason in connection with a change of control. In such event, Mr. Liu is also entitled to an extended post-termination exercise period of up to 24 months with respect to his stock options.

We have entered into an executive corporate event agreement with Mr. Horn that provides for full acceleration of all unvested options, a severance payment in the amount of $225,000 and payment by us of the COBRA premiums necessary to continue Mr. Horn’s health insurance benefits for up to twelve months following his employment termination date, upon his termination of employment by the Company without cause or Mr. Horn’s voluntary termination with good reason in connection with a change of control. In such event, Mr. Horn is also entitled to an extended post-termination exercise period of up to 12 months with respect to certain stock options and up to 24 months with respect to other stock options.

We have entered into an executive corporate event agreement with Ms. Gong that provides for full acceleration of all unvested options upon her termination of employment by the Company without cause or Ms. Gong’s voluntary termination with good reason in connection with a change of control. In such event, Ms. Gong is also entitled to an extended post-termination exercise period of up to 12 months with respect to certain stock options and up to 24 months with respect to other stock options.

Pursuant to the provisions of the 2000 Plan, in the event of a change of control, all options granted pursuant to the 2000 Plan to our directors will become fully vested and exercisable. In addition, each member of the Board of Directors may exercise their vested stock options for a two-year period after such director ceases providing services to us.

Pursuant to an employment agreement between the Company and Mr. Fromm dated November 7, 2001, Mr. Fromm was entitled to an annual salary of $350,000 plus an additional $8,000 per month for living expenses and a $1 million supplemental life insurance policy in favor of Mr. Fromm’s designee. Pursuant to his employment agreement, all unvested options (representing approximately 2,100,000 shares) accelerated and became fully vested and exercisable as of the date of Mr. Fromm’s termination of employment in October 2002. Following his termination in October 2002, and pursuant to his employment agreement, Mr. Fromm will also continue to receive his base salary for 12 months as a severance payment, and if Mr. Fromm timely elects continued coverage under COBRA, to the extent provided by COBRA and our group health insurance policies, Oplink will pay his COBRA premiums for up to 18 months of coverage.

In addition to Mr. Fromm’s employment agreement, we entered into a separation agreement with Mr. Fromm dated October 17, 2002 that provides for an additional lump-sum severance payment in the amount of $461,800 on January 1, 2003, relocation expenses up to a maximum of $12,000, and an amendment of the options granted to Mr. Fromm to permit the exercise of the options at any time on or before October 14, 2007.

We have entered into a separation agreement with Weizhong Li dated May 6, 2003 that provides for acceleration of vesting of certain options and a cash severance benefit in the amount equal to nine weeks of his base salary. As of June 30, 2003, Mr. Li received $15,865 of such cash severance benefit.

We have entered into a separation agreement with Jingyu Xu dated May 6, 2003 that provides for acceleration of vesting of certain options and a cash severance benefit in the amount equal to nine weeks of his base salary. As of June 30, 2003, Mr. Xu received $19,038 of such cash severance benefit.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION1

The Compensation Committee is currently composed of three non-employee directors: Herbert Chang, Chieh Chang and Allen Hsu. The Compensation Committee is responsible for establishing the Company’s compensation programs for all employees, including the Chief Executive Officer and other executive officers. For executive officers, the Compensation Committee evaluates performance and determines compensation policies and levels.

COMPENSATION PHILOSOPHY

The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract and retain the highest quality executive officers and other key employees, reward them for the Company’s progress and motivate them to enhance long-term stockholder value. Key elements of this philosophy are as follows:

•	The Company pays base salaries that are generally competitive with comparable technology companies, both inside and outside its industry, with which the Company competes for talent. To ensure that its salaries are sufficient to attract and retain highly qualified executive officers and other key employees, the Company compares its salary levels with those paid by other fiber optic and telecommunication companies and sets its parameters based on this comparison.

•	The Company maintains short- to long-term equity-based incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company’s business challenges and opportunities as owners and not just as employees.

Base Salary.    The Compensation Committee annually reviews each executive officer’s base salary. When reviewing base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In general, the salaries and stock options awarded to executive officers are not determined by the Company’s achievement of specific corporate performance criteria but rather a subjective evaluation of the officer’s performance and contribution to the Company’s long-term success.

Equity-Based Incentives.    The Company’s long-term incentive program consists of stock option grants under its 2000 Plan. In fiscal 2003, the Company granted options to purchase 5,000,000 shares of Common Stock to its executive officers under the 2000 Plan, all of which were granted to our President and Chief Executive Officer. The Compensation Committee awarded this grant to align the interests of our President and Chief Executive Officer with our stockholders’ interests. This grant was intended to provide such executive officer with the incentive to successfully grow the Company and to maximize stockholder value over the next several years.

The 2000 Plan utilizes a combination of vesting plans designed to enhance the long-term goals of the Company. Options granted under the 2000 Plan generally vest over a four-year period and expire 10 years from the date of grant. Through option grants, executives and employees receive significant equity incentives to build long-term stockholder value. Grants are made at 100% or 85% of fair market value on the date of grant. Executives receive value from these grants only if the Company’s Common Stock appreciates over the long-term.

[1]	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

In awarding stock options, the Compensation Committee and the Board of Directors considers individual performance, overall contribution to the Company, retention, the number of stock options previously granted to such individual and whether such options were vested or unvested, and the total number of stock options to be awarded. The stock options awarded in the fiscal year ending June 30, 2003 to executive officers reflect the Company’s compensation policy to retain and reward executives and employees contributing to the Company’s accomplishments in the fiscal year ending June 30, 2003 and the overall long-term success of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Liu’s base salary is $150,000 and he was granted an option to purchase 5,000,000 shares of the Company’s common stock at a discounted exercise price of $0.663 per share, which represents 85% of the fair market value of the Company’s common stock on the date of grant.

FEDERAL TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Committee intends to satisfy the requirements for “performance-based compensation” with respect to compensation awarded to its named executive officers whenever possible and to the extent then practicable.

SUMMARY

Through the plans described above, a significant portion of the Company’s executive compensation program, including the Chief Executive Officer’s compensation, depends on the Company’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company’s business may result in highly variable compensation for a particular time period.

The Compensation Committee:

Herbert Chang, Chairman

Chieh Chang

Allen Hsu

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Company’s Compensation Committee consists of Chieh Chang, Herbert Chang and Allen Hsu. Messrs. Chieh Chang and Herbert Chang serve as directors of eBest Software, Inc. In addition, Herbert Chang is President of InveStar Capital, Inc. which beneficially holds approximately 18.5% of the outstanding shares of eBest Software, assuming conversion of all instruments convertible into equity securities. During the last fiscal year, the Company purchased $91,700 of software and related support from eBest Software. The Company believes that the purchase price and fees reflect the fair market value of the software and related support and were at least as favorable to the Company as could have been obtained from independent third parties.

During the fiscal year ended June 30, 2003, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON1

The following graph shows the total stockholder return of an investment of $100 in cash on October 3, 2000 for (i) the Company’s Common Stock, (ii) the Nasdaq Composite Index and (iii) the Nasdaq Telecommunications Index. All values assume reinvestment of the full amount of all dividends and are calculated as of the end of each fiscal quarter during the periods presented:

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

On August 16, 2000, Mr. Fromm borrowed from the Company, pursuant to a full recourse promissory note, the principal amount of $400,000 at an annual interest rate of 6.5%. Originally, this promissory note provided that the outstanding principal amount and any accrued and unpaid interest would be due and payable in two equal installments on August 16, 2002 and August 16, 2004. The promissory note also provided for the acceleration of its maturity date upon the termination of Mr. Fromm’s employment with the Company. Mr. Fromm and the Company subsequently amended the promissory note on March 18, 2002 to provide that the outstanding principal amount and any accrued and unpaid interest would become due and payable in full on June 30, 2007. The note is recorded as a component of other assets. Mr. Fromm repaid $169,570 of the principal amount of the note (plus accrued interest thereof) in January 2003, leaving $230,250 in principal as of June 30, 2003.

In April and November 2001, Mr. Liu borrowed from the Company, pursuant to three full recourse promissory notes, the aggregate principal amount of $10,068,751. The principal amount borrowed was $3,657,500 on April 3, 2001 at an annual interest rate of 8.0%, $828,750 on November 27, 2001 at an annual interest rate of 6.5%, and $5,582,501 on November 28, 2001 at an annual interest rate of 6.5%. Originally, these promissory notes provided that the outstanding principal amount and any accrued and unpaid interest would be due and payable on the fifth anniversary of the respective dates of issuance. The promissory notes also provided for acceleration of their maturity dates upon the demand of the Board of Directors or upon the termination of service to the Company. These promissory notes were amended on March 18, 2002 to provide for the outstanding principal amount and any accrued and unpaid interest will now become due and payable in full on March 19, 2007. The notes were secured each by an escrow comprising all of the shares of the Company’s common stock covered by the stock options granted to Mr. Liu. On June 13, 2003, we repurchased 6,170,325 shares of our common stock from Mr. Liu at a purchase price of $1.84 per share, which our Board of Directors determined to be the fair market value based on the three-day trailing average of the closing price of our common stock on the Nasdaq National Market System. Mr. Liu then promptly repaid the full amount of $11,353,398 in principal and accrued interest under such notes.

During the last fiscal year, the Company purchased approximately $91,700 of software and related support from eBest Software, Inc. Herbert Chang, Chieh Chang and Leonard J. LeBlanc are members of the Board of Directors of eBest Software, Inc. Additionally, Mr. LeBlanc is the Vice President of Corporate Development and Acting Chief Financial Officer of eBest Software, Inc. and Joseph Y. Liu, President and Chief Executive Officer and a director of the Company, serves on the advisory board of eBest Software, Inc. Herbert Chang is President of InveStar Capital, Inc., which beneficially holds 18.5% of the outstanding shares of eBest Software, assuming conversion of all instruments convertible into equity securities.

Jesse W. Jack was a partner in the law firm of Jack & Keegan LLP, which periodically provided services to the Company. Effectively January 1, 2003, the law firm of Jack & Keegan LLP was dissolved and Mr. Jack has since not himself or through affiliation with any law firm provided services to the Company except in his capacity as a member of our board of directors and committees thereof. During the last fiscal year, the Company received $7,500 of legal services from the law firm of Jack & Keegan LLP.

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Reference is also made to the employment agreements, termination of employment and change-in-control arrangements described under “Executive Compensation” in this proxy statement.

The Company believes that each of the foregoing transactions were in the best interests of the Company and its stockholders. As a matter of policy all future transactions between the Company and any of its officers, directors or principal stockholders will be ratified or approved by the Audit Committee or a majority of the independent and disinterested members of the Board of Directors. Furthermore, the transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with a bona fide business purpose.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Oplink stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Oplink Communications, Inc., Bruce D. Horn, Chief Financial Officer, 3469 North First Street, San Jose, CA 95134 or contact Mr. Horn at (408) 433-0606. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Eric C. Jensen

Secretary

October 14, 2003

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 2003 is available without charge upon written request to: Corporate Secretary, Oplink Communications, Inc., 3469 North First Street, San Jose, CA 95134-1803.

COMPANY #

CONTROL #

OPLINK COMMUNICATIONS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 14, 2003

The undersigned hereby appoints Joseph Y. Liu and Bruce D. Horn, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Oplink Communications, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Oplink Communications, Inc. to be held at Oplink’s corporate headquarters, 3469 North First Street, San Jose, CA 95134-1803 on November 14, 2003 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Please Sign on Reverse Side)

Please date, sign and mail your

Proxy card back as soon as possible!

Annual Meeting of Stockholders

OPLINK COMMUNICATIONS, INC.

November 14, 2003

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oplink Communications, Inc., 3469 North First Street, San Jose, California 95134-1803.

Please Detach Here and Mail in Envelope Provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:	To elect three (3) directors to hold office until the 2006 Annual Meeting of Stockholders.

Nominees:    Jesse W. Jack, Leonard J. LeBlanc and Joseph Y. Liu

☐	FOR all nominees listed above.		☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

☐	*Exceptions:	WITHHOLD AUTHORITY to vote for the nominee(s) specifically written below (and FOR all other nominees listed above that are not specifically written below).

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

*Exceptions:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:	To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as independent auditors of the Company for its fiscal year ending June 30, 2004.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Signature(s)	Dated

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.